Exhibit 99.2

CONSOL Energy Elects New Board Member

PITTSBURGH (February 25, 2004) - CONSOL Energy Inc. (NYSE:CNX) has elected Raj K. Gupta, a Houston, Texas-based business executive, to its board of directors. He will serve until the next election of directors at the annual meeting of shareholders, expected to be in late April 2004. Mr. Gupta will serve as an independent director.

“We are very pleased to add Raj Gupta to our board,” said J. Brett Harvey, CONSOL Energy president and chief executive officer. “His extensive leadership and business background in the energy resources industry brings additional depth and experience to our board.”

Mr. Gupta maintains an independent management consulting practice, after a distinguished career with Phillips Petroleum Company, now ConocoPhillips, where he most-recently served as vice president and strategic planning officer. He also currently serves as a member of the board of directors for Yukos Oil Corporation, Moscow, Russia; as an advisory board member for Preng & Associates; and as a member of the advisory council for industrial and systems engineering for Kansas State University. Mr. Gupta received his Bachelor of Science degree in mechanical engineering from Birla Engineering College, Anand, India; and a master’s degree in industrial engineering and management science from Kansas State University.

CONSOL Energy Inc. is the largest producer of high-Btu bituminous coal in the United States. CONSOL Energy has 19 bituminous coal mining complexes in seven states. In addition, the company is one of the largest U.S. producers of coalbed methane with daily gas production of approximately 146.2 million cubic feet from wells in Pennsylvania, Virginia and West Virginia. The company also has a joint-venture company to produce natural gas in Virginia and Tennessee, and the company produces electricity from coalbed methane at a joint-venture generating facility in Virginia. CONSOL Energy Inc. has annual revenues of $2.2 billion. It received the U.S. Department of the Interior’s Office of Surface Mining National Award for Excellence in Surface Mining for the company’s innovative reclamation practices in 2002 and 2003. Also in 2003, the company was listed in Information Week magazine’s “Information Week 500” list for its information technology operations. In 2002, the company received a U.S. Environmental Protection Agency Climate Protection Award. Additional information about the company can be found at its web site: www.consolenergy.com.

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